EXHIBIT 99.1

OPENTV CORP. SPECIAL COMMITTEE REJECTS KUDELSKI SA BUYOUT BID

San Francisco, Calif., June 2, 2009 - The Special Committee of the Board of Directors of OpenTV Corp. (NASDAQ: OPTV) announced today that it has rejected the unsolicited proposal by Kudelski SA to acquire all outstanding shares of OpenTV Class A ordinary stock not owned by Kudelski or its affiliates for $1.35 per share as inadequate and not in the best interests of the Company and its stockholders. The Special Committee reached its conclusion after careful consideration, including a thorough review of OpenTV's business and prospects, and other factors, with its independent financial advisor, UBS Securities LLC.

Contact:

Brainerd Communicators
Denise Roche
Tel: +1-212-986-6667
roche@braincomm.com